Exhibit 4.2

CYOPTICS, INC.

2011 AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS 2011 AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of January 13, 2011, by and among CyOptics, Inc., a Delaware corporation (the “Company”) and the investors listed on Schedule A attached hereto (each of which is herein referred to individually as an “Investor” and collectively as the “Investors”).

RECITALS

WHEREAS, the Company and certain prior investors in the Company (the “Prior Investors”) are parties to that certain 2008 Amended and Restated Investor Rights Agreement dated as of July 24, 2008 (the “Prior Agreement”);

WHEREAS, certain of the Investors who are existing investors in the Company are parties to the Series C-1 Preferred Stock Purchase Agreement of even date herewith, between the Company and the Investors listed on the Schedule of Investors thereto (the “Purchase Agreement”), and it is a condition to closing of the sale of the Series C-1 Preferred (as defined below) to the Investors listed on such Schedule of Investors that such Investors, the Prior Investors and the Company will execute and deliver this Agreement;

WHEREAS, in connection with the sale of the Series C-1 Preferred, the Company shall effect a 1:52 reverse stock split of its Common Stock and Preferred Stock; and

WHEREAS, the Company and the Prior Investors desire to terminate the Prior Agreement and further desire that this Agreement supersede and replace the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereto hereby agree that the Prior Agreement is amended and restated to read in its entirety as follows:

AGREEMENT

1.             Registration Rights. The Company covenants and agrees as follows:

1.1           Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a)           The term “Apogee Merger Agreement” shall mean that certain Merger Agreement and Plan of Reorganization dated as of March 13, 2007, by and among the Company, CyOptics Acquisition Corp., Apogee Photonics, Inc. (“Apogee”) and solely with respect to Article IX, Sujit Banerjee, as Stockholder Agent.

(b)           The term “Change in Control” shall mean (A) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including without limitation any reorganization, merger or consolidation unless the Company’s stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of securities issued as consideration for the Company’s acquisition or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity or the entity controlling such surviving or acquiring entity; or (B) a sale of all or substantially all of the assets of the Company (including, for purposes of this section, intellectual property rights which, in the aggregate, constitute substantially all of the Company’s material assets); or (C) a transaction or series of transactions in which a person or group of persons (as defined in Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended) acquires beneficial ownership (as determined in accordance with Rule 13d 3 of the Securities Exchange Act of 1934, as amended) of more than 50% of the voting power of the Company.

(c)           The term “Common Stock” shall have the meaning set forth in the Company’s Restated Certificate.

(d)           The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(e)           The term “Finisar” means Finisar Corporation, a Delaware corporation.

(f)            The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(g)           The term “Holder” means any person owning or having the right to acquire Registrable Securities, or any person to whom such securities are assigned in accordance with the terms of this Agreement; provided, however, that the term “Holder” shall also include, for the purpose of Section 1.12 of this Agreement only, all the Investors listed on Schedule A-1 hereto.

(h)         The term “Initial Public Offering” shall mean the first sale of the Company’s Common Stock to the general public in an underwritten public offering pursuant to a registration statement under the Securities Act.

(i)            The term “Major Investor” shall mean any Holder that together with its affiliates owns at least 57,692 Preferred Shares (and/or Common Stock issued upon conversion thereof) (as adjusted for all stock splits, dividends, combinations, reclassifications or like transactions); provided, however, that the term “Major Investor” shall mean, for the purpose of Section 2.1 of this Agreement only, any Holder that together with its affiliates owns at least 192,307 Preferred Shares (and/or Common Stock issued upon conversion thereof) (as adjusted all stock splits, dividends, combinations, reclassifications or like transactions, except for the Reverse Split, as defined in the Restated Certificate).

(j)            The term “Preferred Shares” shall mean shares of Series A Preferred, Series B Preferred, Series B-1 Preferred, Series B-2 Preferred, Series B-3 Preferred, Series C Preferred and Series C-1 Preferred.

(k)           The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(l)            The term “Registrable Securities” means (i) Common Stock issued or issuable upon conversion of the Preferred Shares, (ii) Common Stock issued to Investors pursuant to the terms of the Apogee Merger Agreement, (iii) except with respect to Sections 1.2, 2 and 3 of this Agreement, up to 971,943 shares of Common Stock (as adjusted for all stock splits, dividends, combination, recapitalizations or like transactions) issued or issuable upon conversion of the Series B Preferred issued or issuable to Comerica

Bank upon exercise of that certain warrant dated as of April 29, 2005 and amended as of October 9, 2007, and (iv) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i), (ii) or (iii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his or her rights under this Section 1 are not assigned or any Registrable Securities after such securities have been sold to the public or sold pursuant to Rule 144 promulgated under the Securities Act.

(m)          The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(n)           The term “Restated Certificate” shall mean the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on January 13, 2011, as the same may be amended from time to time.

(o)           The term “SEC” shall mean the Securities and Exchange Commission.

(p)           The term “Securities Act” means the Securities Act of 1933, as amended.

(q)           The term “Series A Preferred” shall mean the Series A Preferred Stock of the Company.

(r)            The term “Series B Preferred” shall mean the Series B Preferred Stock of the Company.

(s)           The term “Series B-1 Preferred” shall mean the Series B-1 Preferred Stock of the Company.

(t)            The term “Series B-2 Preferred” shall mean the Series B-2 Preferred Stock of the Company.

(u)           The term “Series B-3 Preferred” shall mean the Series B-3 Preferred Stock of the Company.

(v)           The term “Series C Preferred” shall mean the Series C Preferred Stock of the Company.

(w)          The term “Series C-1 Preferred” shall mean the Series C-1 Preferred Stock of the Company.

Other capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

1.2           Request for Registration.

(a)           Subject to the conditions of this Section 1.2 (including Section 1.2(b) hereof), if the Company shall receive at any time after 180 days following the effective date of an Initial Public Offering a written request from the Holders of thirty percent (30%) or more of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the

Securities Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least US $15 million, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders and subject to limitations of this Section 1.2, use commercial best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of such notice pursuant to this Section 1.2(a).

(b)         If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting with an underwriter to be selected as provided below, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in a customary form acceptable to the Company (which acceptance shall not be unreasonably withheld) with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of such Initiating Holders). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of underwritten Registrable Securities, then the underwriter may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in the registration and the underwriting (an “Exclusion Request”). If the underwriter makes an Exclusion Request, the Company shall advise all Holders of Registrable Securities affected by such request of the number of shares that each such Holder may include in the registration and the underwriting (“Adjusted Amount”), and the total number of shares to be included in the registration and the underwriting based on the Exclusion Request (“Adjusted Total”). The Company shall first exclude from the registration and the underwriting, all shares requested to be included by any third parties, then shares to be included by the Company. Then, the Company shall calculate the Adjusted Amount for each Holder on a pro-rata basis, based on the number of Registrable Securities proposed by such Holders to be included in such registration. If any Holder does not agree to the terms of any such underwriting, he shall be excluded therefrom by written notice from the Company or the underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration. In the event the aggregate Adjusted Amount is reduced below 50% of the total amount of securities originally requested by the Initiating Holders to be included in the public offering, such Initiating Holders shall be entitled to withdraw such request and, if such request is withdrawn, such demand registration shall not count as one of the two (2) permitted registrations hereunder.

(c)          The Company shall not be required to effect a registration pursuant to this Section 1.2:

(1st)        in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act; or

(2nd)       after the Company has effected two (2) registrations initiated by the Initiating Holders pursuant to Section 1.2(a), and such registrations have been declared or ordered effective; or

(3rd)        during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180)

days following the effective date of, a registration subject to Section 1.2 hereof and Section 1.3 below; provided, however, that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(4th)        if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or

(5th)        if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company’s President, Chief Executive Officer or Chairman of the Board of Directors of the Company (the “Board of Directors”) stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period.

1.3                                 Company Registration.

(a)           If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company employee benefit stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 4.5, the Company shall, subject to the provisions of Section 1.3(c), use best efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

(b)           Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c)           Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it and enter into an underwriting agreement in customary form acceptable to the Company (which acceptance shall not be unreasonably withheld) with an underwriter or underwriters selected by the Company, and then (except as provided below) only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering; provided, however, that (i) in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering, and (ii) such securities will be allocated among such selling Holders on a pro rata basis based on the number of securities each such Holder has requested to be included in such offering and in preference to any other holders of Common Stock; and provided, further, that the number of shares of Registrable Securities to be included in such offering shall not be reduced unless all other securities (other than, in the case of any registration initiated by the Company, shares to be issued by the Company) are first entirely excluded from the offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such selling Holder shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.4           Form S-3 Registration. In case the Company shall at any time following the twelve-month anniversary of an Initial Public Offering, receive from time to time from the Holders of at least thirty percent (30%) of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, and the Company is a registrant entitled to use Form S-3 to register such Registrable Securities, the Company shall:

(a)           promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)           use best efforts to effect, as soon as practicable, such registration and all such qualifications and compliance as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within twenty (20) days after the mailing of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

(1st)        if Form S-3 is not available for such offering by the Holders;

(2nd)       if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate offering price to the public of less than $500,000;

(3rd)        if the Company shall furnish to the Holders requesting a registration statement pursuant to this Section 1.4, a certificate signed by the Company’s President, Chief Executive Officer or Chairman of the Board of Directors stating that in the good faith judgment of the Company, it would be seriously detrimental to the Company for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period;

(4th)        if the Company has, within the twelve (12) month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.4; or

(5th)        in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)          Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.4 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering, but in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty-five (25%) of the total amount of securities included in such offering. Allocation of securities to be sold in any such offering shall be made on a pro-rata basis among such selling Holders based on the number of securities each such Holder has requested to be included in such offering and in preference to any other holders of Common Stock; and provided, further, that the number of shares of Registrable Securities to be included in such offering shall not be reduced unless all other securities are first entirely excluded from the offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such selling Holder shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

(d)           Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2.

1.5        Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)           prepare and file with the SEC a registration statement with respect to such Registrable Securities and use best efforts to cause such registration statement to become effective, and keep such registration statement effective for a period of up to ninety (90) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that such ninety (90) day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of the Company;

(b)           prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c)           furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus in conformity with the requirements of the Securities Act, and such other documents incidental thereto as they may reasonably request;

(d)           use best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act;

(e)           in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f)            notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g)           cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or quotation system on which similar securities issued by the Company are then listed or quoted;

(h)           at least five (5) business days prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Holder whose Registrable Securities are to be sold thereunder copies of such registration statement or prospectus (or amendment or supplement) as proposed to be filed (including, upon the request of such Holder, documents to be incorporated by reference therein) which documents will be subject to the reasonable review and comments of such Holder (and its attorneys) during such five (5) business-day period and the Company will not file any registration statement, any prospectus or any amendment or supplement thereto (or any such documents incorporated by reference) containing any statements with respect to such Holder to which such Holder shall reasonably object in writing during such period;

(i)            after the filing of each registration statement, promptly notify each Holder of the effectiveness thereof and of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered and promptly notify such Holder of such lifting or withdrawal of such order;

(j)            make available for inspection by any Holder and any attorney, accountant or other professional retained by any such Holder, all financial and other records, pertinent corporate documents and properties of the Company as shall be reasonably necessary to enable them to exercise their due diligence responsibility; and

(k)           provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

1.6        Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall, at its sole cost and expense, promptly furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably requested by the Company and required to effect the registration of such Holder’s Registrable Securities.

1.7        Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2 and 1.3 and the first registration under Section 1.4, or, if there be no registration under Section 1.2, then the first two registrations under Section 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursements of one counsel for the Holders of Registrable Securities shall be borne by the Company; provided, however, that the Company shall not be required to pay:

(a)           for any expenses of any registration proceeding if begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn (other than pursuant to the last sentence of Section 1.2(b)) at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration), provided, however, that if the Holders agree to forfeit one demand registration or if at the time of such withdrawal the Holders have learned of a material adverse change in the condition, business or prospects of the Company not previously known to the Holders, then the Holders shall not be required to pay such expenses; or

(b)           for the fees of more than one counsel to represent all Holders of Registrable Securities.

1.8        Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a)           To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto under which such Registrable Securities were registered, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws; and the Company will reimburse each such Holder, the partners or officers, directors and stockholders of each Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of any such Holder, underwriter or controlling person.

(b)           To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection 1.8(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld); provided, however, that in no event shall any indemnity under this subsection 1.8(b) exceed the net proceeds from the offering received by such Holder.

(c)           Promptly after an indemnified party under this Section 1.8 receives notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel satisfactory to the indemnifying party to be approved by the indemnified party, (which approval shall not be unreasonably withheld); provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. If the indemnified party fails to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, and if such failure is substantially prejudicial to the indemnifying party’s ability to defend such action, the indemnifying party shall be relieved of any liability to the indemnified party under this Section 1.8 to the extent of such prejudice. The omission of an indemnified party to deliver written notice to an indemnifying party will not release such indemnifying party of any liability that such indemnifying party may have to any other indemnified party otherwise than under this Section 1.8. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and shall be reasonably required in connection with defense of such claim and litigation arising therefrom.

(d)           If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution by a Holder under this Section 1.8(d) exceed the net proceeds from the offering received by such Holder; provided, further, that in no event shall any contribution under this Section 1.8 be available to any person finally adjudicated by a court of competent jurisdiction to be guilty of fraud. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)           Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)            The obligations of the Company and Holders under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.9        Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to use its best efforts to:

(a)           make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times from and after ninety (90) days following the effective date of an Initial Public Offering of the Company’s Common Stock;

(b)           file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)           furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time from and after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.10       Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, member, limited partner, retired partner, former partner or stockholder of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, or (iii) is a trust for the benefit of any of the entities and persons listed in (i) above, (iv) is a beneficiary of a trust which is a Holder, or (v) after such assignment or transfer, holds together with its affiliates at least the Minimum Transfer Amount (as defined below); provided, however, that: (a) the Company is, within a reasonable time prior to such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.12 below. “Minimum Transfer Amount” shall mean either (x) 57,692 Preferred Shares (or shares of Common Stock issuable upon conversion of the Preferred Shares) (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations, except for the Reverse Split), or (y) all of the shares owned by the transferor Holder if the transferor Holder owns less than 57,692 Preferred Shares (or shares of Common Stock issuable upon conversion of the Preferred Shares) (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations, except for the Reverse Split).

1.11      Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

1.12     “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the effective date of a registration statement of the Company filed under the Securities Act relating to Company’s Initial Public Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; provided that: all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The underwriters in connection with the Company’s Initial Public Offering are intended third-party beneficiaries of this Section 1.12 and shall have the right, power and authority to enforce the provisions of this Section 1.12 as though they were a party hereto. Any discretionary waiver or termination by the Company or the underwriters of the restrictions of this Section 1.12 shall apply to all Holders, pro rata based on the number of shares subject to the restrictions of this Section 1.12.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of period.

1.13      Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after (x) five (5) years following the consummation of the Company’s Initial Public Offering or (y) as to any Holder that, together with its affiliates, owns less than 1% of the outstanding Common Stock, such earlier time at which all the Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144 of the Securities Act.

2.           Covenants of the Company.

2.1         Delivery of Financial Statements. The Company shall deliver to each Major Investor:

(a)           as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated income statement for such fiscal year, a consolidated balance sheet of the Company and consolidated statement of stockholder’s equity as of the end of such year, and a consolidated statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company and duly approved by the Audit Committee of the Board of Directors;

(b)           as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited consolidated income statement, consolidated statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

(c)           promptly following the preparation thereof, monthly reports as are prepared by the Company from time to time in a format approved by the Board of Directors;

(d)           as soon as practicable, but in any event at least fifteen (15) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, operating budget and monthly budgets, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

(e)           together with the delivery of any unaudited financial statements delivered pursuant to the foregoing provisions, an instrument signed by the Chief Financial Officer of the Company certifying that such financials were delivered in accordance with GAAP and fairly present the consolidated financial condition of the Company and its subsidiaries at such time.

2.2        Inspection. The Company will provide each Major Investor, as requested by any Major Investor, reasonable access to all management personnel and all Company information and materials, including without limitation, reports of operations, reports of material adverse developments, copies of any management letters prepared by the Company’s auditors, and press releases and registration statements as well as reasonable access to all senior managers. The Company shall permit each Major Investor at such reasonable times as shall be requested by such Major Investor to visit and inspect the Company’s properties, to examine its books of account and records, and to discuss the Company’s affairs, finances and accounts with its officers; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to information which the Company is bound by a contractual commitment to a third party not to disclose.

2.3        Notice. The Company shall notify each Major Investor (i) if the Company issues a press release, within a reasonable period of time after such issuance; (ii) if there is a material change in the employment relationship between the Company and any key employee, within a reasonable period of time after such change; provided, however, that such notice shall only be required in the event that such key employee holds a position of Vice President or above at the Company (a “Key Employee”); and (iii) if there is a Change in Control of the Company, within twenty-four hours of such Change in Control. The Company shall provide, together with any such notification, to the extent applicable, a copy of such press release, a summary of the major terms of such Change in Control and an explanation of the circumstances surrounding the change in the employment relationship of any Key Employee.

2.4        Termination of and Limitations to Information, Inspection and Notice Covenants. The covenants set forth in Sections 2.1, 2.2 and 2.3 (x) shall terminate as to Major Investors and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Securities Act in connection with the firm commitment underwritten offering of its Common Stock to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act, whichever event shall first occur and (y) are subject to the following provisos: (1) the rights set forth in Sections 2.1, 2.2 and 2.3 are limited to exercising such rights only for purposes related to such Major Investor’s stock ownership in the Company and not for commercial or competitive purposes; (2) the Company shall not be obligated pursuant to the rights set forth in Sections 2.1, 2.2 and 2.3 to provide access to information which the Company (a) is bound by a contractual commitment to a third party not to disclose or (b) reasonably believes constitutes trade secret or confidential information; and (3) the Company shall not be obligated pursuant to the rights set forth in Sections 2.1, 2.2 and 2.3 to provide to those Major Investors whose primary business is other than venture capital investment listed on Schedule B hereto (“Strategic Investors”), access to any information rights the disclosure of which would put the Company at a competitive disadvantage, as reasonably determined by the Board of Directors.

2.5        Right of First Offer. Subject to the terms and conditions specified in this Section 2.5, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.5, a “Major Investor” includes any affiliate, partners, member and shareholder of a Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates or, if a partnership, partners within such Major Investor, in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions.

(a)           The Company shall deliver a notice in accordance with Section 4.5 (“Notice”) to each Major Investor stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price (in cash) and terms upon which it proposes to offer such Shares.

(b)           By written notification received by the Company, within fourteen (14) calendar days after receipt of the Notice, the Major Investors may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that would enable such Major Investor to maintain its percentage ownership in the Company, which percentage ownership shall be calculated as the proportion that the number of shares of capital stock of the Company held by such Major Investor (on an as-converted basis) bears to the total outstanding Common Stock of the Company (on an as-converted and as-exercised basis) (“Pro Rata Share”). The Company shall promptly, in writing, inform each Major Investor that elects to purchase all the shares available to it (a “Fully-Exercising Holder”) of any other Major Investor’s failure to do likewise. Any Shares that any Major Investor fails or declines to acquire as aforesaid shall be re-offered to all such Fully-Exercising Holders. Such Fully-Exercising Holders shall have five (5) calendar days after receipt of such notice to notify the Company of their election to purchase all or a portion of the unsubscribed shares that they are eligible to purchase. In lieu of giving notice to the Major Investors prior to the issuance of the Shares as provided in this Section 2.5, the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of the Shares. Such notice shall describe the type, price and terms of the Shares. Each Major Investor shall have up to fourteen (14) days from the date of receipt of such notice to elect to purchase up to the number of shares that would, if purchased by such Major Investor, maintain such Major Investor’s Pro Rata Share of the Company’s equity securities. The closing of any such sale shall occur within thirty (30) days after the date of such notice to the Major Investors.

(c)           The Company may, during a ninety (90)-day period following the expiration of the fourteen (14)-day period provided in subsection 2.5(b) hereof, offer the remaining unsubscribed portion of any of the Shares that the Fully-Exercising Holders are entitled to obtain pursuant to subsection 2.5(b) which are not elected to be obtained as provided in subsection 2.5(b) hereof, to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d)           In addition to the restrictions on the right of first offer set out in Section 2.7 below, the right of first offer in this Section 2.5 shall not be applicable to (i) the issuance or sale of shares of Common Stock (or options therefor), to employees, directors and consultants pursuant to a stock grant, option plan or purchase plan or other stock incentive program or arrangement approved by at least two-thirds (2/3) of the Board of Directors for employees, officers, directors or consultants or advisors of the Company; (ii) the issuance of securities pursuant to a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Securities Act, (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company, approved by at least two-thirds (2/3) of the Board of Directors, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (v) the issuance of securities to financial institutions, entities that engage as one of their principal businesses in the lending of money or lessors in connection with commercial credit arrangements, debt financings, equipment financings or similar transactions in each case as approved by at least two-thirds (2/3) of the Board of Directors, (vi) the issuance of securities in connection with any stock split, stock dividend, recapitalization or the like by the Company, (vii) the issuance of securities pursuant to currently outstanding options, warrants or other rights to acquire capital stock of the Company, (viii) the issuance of Preferred Shares pursuant to the Purchase Agreement, (ix) the issuance of securities in connection with strategic transactions, as determined unanimously by the Board of Directors, and (x) the issuance of Preferred Shares pursuant to (A) the Note Purchase Agreement dated as of October 9, 2007 by and among the Company and the Investors (as defined therein) and (B) that certain Note Purchase Agreement dated as of February 20, 2008 by and among the Company and the Investors (as defined therein).

2.6         Board Representation. (a) The Board of Directors shall be constituted as follows:

(1st) With respect to one (1) member of the Board of Directors to be elected pursuant to the Restated Certificate by the holders of Series A Preferred, entities affiliated with Jerusalem Venture Partners L.P. (“JVP”) shall be entitled to appoint such representative to the Board of Directors; provided, however, that JVP and its affiliates continue to hold at least an aggregate of 1,875,000 shares of the Company’s capital stock, subject to appropriate adjustments for stock splits, dividends, recapitalizations and the like by the Company, except for the Reverse Split;

(2nd) With respect to one (1) member of the Board of Directors to be elected pursuant to the Restated Certificate by the holders of Series B Preferred, entities affiliated with Birchmere Ventures III L.P. (“Birchmere”) shall be entitled to appoint one (1) representative to the Board of Directors; provided, however, that Birchmere and its affiliates continues to hold at least an aggregate of 174,000 shares of the Company’s capital stock, subject to appropriate adjustments for stock splits, dividends, recapitalizations and the like by the Company, except for the Reverse Split;

(3rd) With respect to one (1) member of the Board of Directors to be elected pursuant to the Restated Certificate by the holders of Series C Preferred and Series C-1 Preferred (voting together, not as separate series, as if a single class and on an as-converted to Common Stock basis), JVP shall be entitled to appoint such representative to the Board of Directors; provided, however, that JVP and its affiliates continue to hold at least an aggregate of 1,875,000 shares of the Company’s capital stock, subject to appropriate adjustments for stock splits, dividends, recapitalizations and the like by the Company, except for the Reverse Split, as defined in the Restated Certificate;

(4th) With respect to one (1) of the two (2) members of the Board of Directors to be elected pursuant to the Restated Certificate by the holders of Series A Preferred, Series B Preferred and Series C Preferred (voting together, not as separate series, as if a single class and on an as-converted to Common Stock basis), entities affiliated with Sprout Group (“Sprout”) shall be entitled to appoint one (1) representative to the Board of Directors; provided, however, that Sprout and its affiliates continue to hold at least 375,000 shares of the Company’s capital stock, subject to appropriate adjustments for stock splits, dividends, recapitalizations and the like by the Company, except for the Reserve Split, as defined in the Restated Certificate;

(5th) With respect to one (1) of the two (2) members of the Board of Directors to be elected pursuant to the Restated Certificate by the holders of Series A Preferred, Series B Preferred and Series C Preferred (voting together, not as separate series, as if a single class and on an as-converted to Common Stock basis), entities affiliated with TL Ventures V L.P. (“TL”) shall be entitled to appoint one (1) representative;  provided, however, that TL and its affiliates continue to hold at least 165,000 shares of the Company’s capital stock, subject to appropriate adjustments for stock splits, dividends, recapitalizations and the like by the Company, except for the Reserve Split;

(6th) With respect to one (1) member of the Board of Directors to be elected pursuant to the Restated Certificate by the holders of Common Stock, the holders of Common Stock shall elect the person serving as Chief Executive Officer of the Company; and

(7th) With respect to the member or members of the Board of Directors to be elected pursuant to the Restated Certificate by the holders of Common Stock and Preferred Shares (voting together, not as separate series, as if a single class and on an as-converted to Common Stock basis), one (1) representative shall be an independent director unaffiliated with any of the Investors, who shall have experience in the industry in which the Company competes and shall be approved by the Board of Directors.

(b)         So long as (x) Finisar continues to hold at least an aggregate of 57,692 Preferred Shares (subject to appropriate adjustments for stock splits, dividends, recapitalizations and the like, except for the Reverse Split), Finisar shall have the right to designate one (1) individual (the “Finisar Designee”), and (y) investment entities affiliated with Intel Capital Corporation and Middlefield Ventures, Inc. (collectively, “Intel”) continue to hold at least 96,153 shares of Series B-1 Preferred (subject to appropriate adjustment to stock splits, dividends, recapitalization and the like, except for the Reverse Split), Intel shall have the right to designate one (1) individual (the “Intel Designee”), in each case, to attend all meetings of the Board of Directors and each committee of the Board of Directors in a non-voting observer capacity and, in this respect, the Company shall give each such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that each such representative shall agree to hold in confidence all non-public information; and provided, further, that the Board of Directors and each committee of the Board of Directors shall have the right to exclude the Finisar Designee and/or the

Intel Designee from portions of meetings of the Board of Directors or omit to provide the Finisar Designee and/or the Intel Designee with certain information if the Board of Directors or a committee of the Board of Directors reasonably believes in good faith that such exclusion or omission is necessary in order to (A) upon advice of counsel, preserve the Company’s attorney-client privilege or (B) fulfill the Company’s written obligations with respect to confidential or proprietary information of third parties. In addition, the Board of Directors may in good faith and for legitimate business reasons exclude the Finisar Designee and/or the Intel Designee from executive sessions or portions of meetings closed to persons other than company counsel; provided, that the Board of Directors will conduct the usual and customary business and policy making functions of the Board of Directors in meetings of the entire Board of Directors and not in meetings of its executive or other committees, if any.

(c)          Each Investor agrees, immediately upon request of any Investor or Investors having the right to designate a director pursuant to this Section (a “Designating Holder”) to execute a stockholders’ consent with respect to the Company, or vote its shares of stock of the Company at, or nominate persons to be directors in connection with, any annual or special meeting of stockholders where action with respect to the election of directors is to be taken, in each case so as to give effect to the provisions of this Section 2.6.

(d)         Each Designating Holder may at any time revoke the designation as to a particular individual designated by such Designating Holder pursuant to this Section 2.6, in which case the parties to this Agreement will take all actions contemplated pursuant to the immediately preceding paragraph to effect the immediate removal of such individual from the Board of Directors. If as a result of death, disability, retirement, resignation or removal of the designee of the Designating Holder, there shall exist or occur any vacancy on the Board of Directors, such Designating Holder may, in accordance with the terms of this Section 2.6 designate another individual to fill such capacity and serve as a director.

(e)          Each Investor agrees that if, at any time, it is then entitled to vote for the removal of directors of the Company, it will not vote any of its shares of stock of the Company in favor of the removal of any director who shall have been designated pursuant to this Section 2.6 unless the Designating Holder shall have consented to such removal in writing.

(f)          The Chairman of the Board of Directors shall be one of the aforementioned directors and shall be elected by a majority of the Board of Directors.

(g)         For avoidance of doubt, no holders of Preferred other than those specifically referred to in Sections 2.6(a) and (b) above shall be entitled (i) to designate any member of the Board of Directors and (ii) to Board observation rights.

2.7        Termination of Certain Covenants. The covenants set forth in Sections 2.5 and 2.6 shall terminate and be of no further force or effect upon (i) the consummation of the sale of securities pursuant to a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Securities Act or (ii) a Deemed Liquidation, as defined in the Restated Certificate.

2.8        Public Disclosure — Strategic Investor Limitation. The Company shall not use the name of or refer to any Strategic Investor (set forth on Schedule B attached hereto) directly or indirectly in connection with such Strategic Investor’s relationship with the Company in any advertisement, news release or professional or trade publication, or in any other manner, unless otherwise required by law or with such Strategic Investor’s prior written consent. Notwithstanding any of the foregoing in this section, the Company shall be permitted to make customary reference to the identity of the Company’s strategic and venture capital investors, the form of which reference, to be approved by such Strategic Investor once in advance of all press releases containing such customary reference (and no other reference to them).

2.9        Vesting of Employee Shares. Unless otherwise approved by the Board of Directors, all shares of Common Stock issued after the date hereof to any employee of or consultant or other service provider to the Company shall have the following vesting schedule: 25% of the shares will vest at the end of the first year following the vesting commencement date, with the remaining 75% of the shares to vest monthly over the next three years. With respect to any shares of Common Stock held by any employee of or consultant or other service provider to the Company and subject to vesting, the Company’s agreement with such employee, consultant or service provider governing the vesting of such shares shall provide that upon termination of employment with or service to the Company, with or without cause, the Company or its assignee shall have the option to purchase at the lower of fair market value or the original purchase price any unvested shares of Common Stock held by such employee, consultant or service provider, to the extent permissible under applicable law.

2.10      Insurance. Unless otherwise determined by the Board of Directors, the Company shall use its commercially reasonable efforts to obtain, from a financially sound and reputable insurer term “key person” insurance on the life of Ed Coringrato, in such amount, if any, as shall be determined by the Board of Directors at its sole discretion.

2.11      Exercise of Powers. Each of the parties hereto shall exercise all such powers, (including voting at any meetings of the Company), do all such things and sign and deliver all such documents and instruments as shall be reasonably required in order to give full effect to the provisions of this Agreement.

3.               Agreements with Certain Strategic Investors.

3.1        Finisar Right of First Refusal. In the event that the Company receives, and (as determined in good faith by the Board of Directors) is inclined to pursue, a bona fide proposal or offer by a non-affiliated third party (a “Third-Party Offer”) to enter into one or a series of related transactions (other than primarily for capital-raising purposes) that would result in a Change of Control with a non-affiliated third party purchaser (a “Sale Transaction”), the Company, within ten (10) days following receipt of such Third-Party Offer, shall provide Finisar with written notice of such Third-Party Offer, including the material terms and conditions thereof (the “Third-Party Offer Notice”), and Finisar shall have ten (10) days following receipt of such Third-Party Offer Notice (the “Finisar Offer Period”) to submit to the Company a written offer to acquire the Company in a Sale Transaction (notwithstanding that Finisar may be an affiliate of the Company) on terms and conditions at least as favorable to the Company and its stockholders (as determined in good faith by the Board of Directors) as those proposed by the Third Party Offer; provided, however, that the aggregate consideration proposed to be paid by Finisar in the Sale Transaction shall be paid in the form of cash and/or stock of Finisar (a “Finisar Qualifying Offer”) (which Finisar stock shall not be subject to any trading “black-out” period or similar restriction and shall be, as applicable: (i) freely tradable registered stock to be valued at the average closing value of the Finisar stock during the five trading-day period immediately preceding the closing date of an acquisition transaction with Finisar; (ii) registered for resale by the holders within a commercially reasonable time after the closing, with (A) Finisar agreeing, subject to the proviso below, to pay to the Company (the “Consideration Adjustment”), within forty-eight (48) hours of the Effective Date (defined below), the positive remainder, if any, in cash or by issuing to the Company an equivalent-value number of shares of Finisar stock, that results from subtracting (x) the value of the Finisar stock issued at the closing of the acquisition transaction from (y) the average closing value of the Finisar stock during the five trading-day period immediately preceding the date on which the registration statement relating to such stock becomes effective (the “Effective Date”) (provided, that, Finisar shall not be required to effect the

Consideration Adjustment in a Finisar Qualifying Offer in respect of the portion of the consideration offered to the Company by the third party in the Third Party Offer, if any, that is (i) in the form of equity securities and (ii) contains no price adjustment provision substantially similar to the Consideration Adjustment), or (B) the Company agreeing to pay to Finisar within forty-eight (48) hours of the Effective Date, the positive remainder, if any, in cash or by forfeiting to Finisar an equivalent-value number of shares of Finisar stock, that results from subtracting (x) the average closing value of the Finisar stock during the five trading-day period immediately preceding the Effective Date from (y) the value of the Finisar stock issued at the closing of the acquisition transaction; or (iii) Finisar restricted stock to be valued at the average closing value of the Finisar stock during the five trading-day period immediately preceding the closing date of an acquisition transaction with Finisar, in respect of the portion of the Third-Party Offer that includes restricted common stock with no obligation on the part of the issuer to effect a registration of the stock). In the event that Finisar submits a Finisar Qualifying Offer pursuant to this Section 3.1, Finisar shall proceed to consummate the Sale Transaction contemplated by the Finisar Qualifying Offer promptly and within a period of time commensurate with that contemplated by the Third Party Offer. In the event that Finisar fails to submit a Finisar Qualifying Offer pursuant to this Section 3.1, the Company may consummate the Sale Transaction contemplated by such Third-Party Offer; provided, however, that the Sale Transaction contemplated by such Third-Party Offer is consummated within the Third-Party Offer Closing Period (as defined below). In the event that the Sale Transaction contemplated by such Third-Party Offer is not consummated within the Third-Party Offer Closing Period (as defined below), the right of first refusal provided by this Section 3.1 (the “Finisar Right of First Refusal”) shall revive, and Finisar again shall have the right to submit a Finisar Qualifying Offer pursuant to this Section 3.1. In the event that, prior to expiration of the Third-Party Offer Closing Period (as defined below), the Company receives, and (as determined in good faith by the Board of Directors) is inclined to pursue, another Third-Party Offer in lieu of the Third-Party Offer originally received, the Third-Party Offer Closing Period (as defined below) immediately shall terminate, the Company shall provide Finisar with a Third-Party Offer Notice relating to such other Third-Party Offer pursuant to this Section 3.1, the Finisar Right of First Refusal shall revive, and Finisar shall have the right to submit a Finisar Qualifying Offer relating to such other Third-Party Offer pursuant to this Section 3.1 (excluding instances in which the third-party that delivered the Third-Party Offer subsequently offers, during such period, materially more favorable terms relating to the Sale Transaction than those contained in the Third-Party Offer, or in which a new third-party which is not a competitor of Finisar’s (as reasonably determined in good faith by Finisar within three (3) days after the Company notifies Finisar of the material terms of such offer and the identity of the new third party) agrees to effect a Sale Transaction with the Company on terms and conditions at least as favorable to the Company and its stockholders (as determined in good faith by the Board of Directors) as those contained in the Third-Party Offer). Notwithstanding the foregoing, the Finisar Right of First Refusal shall terminate and cease to be of further force and effect immediately upon the earliest to occur of (a) a Change of Control or (b) an Initial Public Offering (each, a “Finisar Right Termination Event”). The “Third-Party Offer Closing Period” shall mean the period commencing on the date on which Finisar fails to submit a Finisar Qualifying Offer pursuant to this Section 3.1 and ending one hundred and fifty (150) days thereafter; provided, however, that the Third-Party Offer Closing Period (x) shall be extended beyond one hundred and fifty (150) days (the “Extension Period”) if, on the one hundred and fiftieth (150th) day of such period, the Company shall have executed a definitive agreement with the third-party who submitted the Third-Party Offer relating to a Sale Transaction and is working with such third party in good faith to consummate such Sale Transaction, and (y) shall be extended for so long as at all times during the Extension Period, the Company and such third party shall continue to be working in good faith to consummate such Sale Transaction. The terms of this Section 3.1 do not in any way limit or seek to limit the ability of the Board of Directors to fulfill any legal or fiduciary duty in connection with any new offer, which would result in materially greater consideration to the stockholders, by the original third party to effect a Sale Transaction.

3.2        Finisar Right of First Offer. In the event that the Board of Directors has resolved to pursue, initiate, commence or otherwise effect a Solicitation (defined below) relating to a Sale Transaction with a non-affiliated third-party purchaser (a “Solicited Sale Transaction”), the Company shall promptly notify Finisar of such decision and provide Finisar a description of the material terms and conditions of the Solicited Sale Transaction, if any (the “Commencement Notice”). Finisar shall advise the Company in writing within seven (7) days following receipt of such Commencement Notice if Finisar desires to initiate the process to make an offer acquire the Company pursuant to a Sale Transaction (the “Negotiation Notice”) (notwithstanding that Finisar may be an affiliate of the Company). If Finisar fails to deliver the Negotiation Notice within such seven (7) day period, the Company shall be free to proceed towards effecting a Solicited Sale Transaction. For a period of thirty-seven (37) days following the date of the Company’s receipt of the Negotiation Notice (the “Exclusivity Period”), the Company will negotiate in good faith the proposed material terms and conditions of a Sale Transaction exclusively with Finisar; provided, that, Finisar is negotiating in good faith with the Company towards effecting a Sale Transaction during this period. During the Exclusivity Period, the Company will not engage in any negotiations, discussions or meetings with any non-affiliated third-party in respect of a Sale Transaction other than with Finisar. Following delivery of the Negotiation Notice and during the Exclusivity Period, Finisar may (i) examine such documents and other materials of the Company as Finisar shall reasonably request (subject to usual and customary confidentiality terms) and (ii) submit an offer for a Sale Transaction to the Company. During the Exclusivity Period, the Company shall promptly respond to Finisar’s reasonable requests for documents and other information relating to the Company. Following submission of any offer for a Sale Transaction from Finisar, the parties shall promptly commence good faith negotiations in respect of such proposed Sale Transaction. Should the Company and Finisar be unable to reach an agreement in respect of a Sale Transaction, the Company may, subject to Finisar’s Right of First Refusal, effect a Solicitation and enter into a Solicited Sale Transaction; provided, however, that any negotiations with a single third party resulting from a Solicited Sale Transaction shall not be subject to Finisar’s Right of Negotiation set forth in Section 3.3 below. Notwithstanding the foregoing, the Finisar Right of First Offer shall terminate and cease to be of further force and effect immediately upon a Finisar Right Termination Event. Should the Company fail to enter into a Sale Transaction within twelve (12) months following the first day of negotiations conducted pursuant to the Exclusivity Period (the “Solicited Transaction Closing Period”), or the end of the seven (7) day notice period if Finisar has not elected to deliver a Negotiation Notice, the Company must provide Finisar with the Commencement Notice described above and Finisar shall again have the rights provided under this Section 3.2 with respect to any subsequent decision(s) of the Board of Directors to effect a Solicitation relating to a Sale Transaction. The Solicited Sale Transaction Closing Period (x) shall be extended beyond twelve (12) months (the “Solicited Sale Transaction Extension”) if, on the final day of such twelve (12) month period, the Company shall have executed a definitive agreement with the third-party who submitted the offer resulting from the Solicited Sale Transaction, and (y) shall be extended for so long as at all times during the Solicited Sale Transaction Extension, the Company and such third-party shall continue to be working in good faith to consummate such a Solicited Sale Transaction. Should Finisar and the Company enter into a letter of intent, term sheet, memorandum of understanding or other similar agreement setting forth the price and material terms of a Sale Transaction (each, an “LOI”) in connection with the process set out in this Section 3.2, such terms shall include (i) a reasonable break-up fee should the Company subsequently effect a Sale Transaction with any third party other than Finisar or a Finisar affiliate (other than as a result of Finisar’s inability to consummate a Sale Transaction or Finisar’s material breach of the definitive agreement relating to the Sale Transaction), and (ii) an extension of the Exclusivity Period for that amount of time reasonably necessary to consummate the Sale Transaction with Finisar as set forth in the LOI. Nothing in this paragraph shall be deemed to compel the Company to accept an offer or effect a Sale Transaction with Finisar. For purposes of this Right of First Offer, a “Solicitation” shall mean the act of soliciting, encouraging, pursuing or negotiating offers from one or more non-affiliated prospective third-party purchasers to effect a Sale Transaction, including without limitation, in connection with an auction, competitive bidding situation or similar arrangement.

3.3        Finisar Right of Negotiation. In the event that the Board of Directors has resolved to pursue, initiate, commence or otherwise effect a Targeted Solicitation (defined below) relating to a Sale Transaction, it shall promptly notify Finisar of such decision and provide Finisar with a Commencement Notice. Finisar shall advise the Company in writing within five (5) days following receipt of such Commencement Notice, pursuant to a Negotiation Notice in the event that Finisar desires to initiate the process to make an offer to acquire the Company pursuant to a Sale Transaction. If Finisar fails to deliver the Negotiation Notice within such five (5) day period, the Company shall be free to proceed towards effecting a Targeted Solicitation relating to a Sale Transaction. For a period of twenty-five (25) days following the date of the Company’s receipt of the Negotiation Notice (the “Open Negotiation Period”), the Company will not enter into an exclusive negotiating or standstill agreement with any third-party and will at all times negotiate in good faith the proposed material terms and conditions of a Sale Transaction with Finisar (including following the submission of any bona fide offer from Finisar); provided, that, Finisar is negotiating in good faith with the Company towards effecting a Sale Transaction at all times during such period. Following delivery of the Negotiation Notice and during the Open Negotiation Period, Finisar may (i) examine such documents and other materials of the Company as Finisar shall reasonably request (subject to usual and customary confidentiality terms) and (ii) submit an offer for a Sale Transaction to the Company. During the Open Negotiation Period, the Company shall promptly respond to Finisar’s reasonable requests for documents and other information. Should the Company and Finisar be unable to reach an agreement in respect of a Sale Transaction, the Company may, subject to Finisar’s Right of First Refusal, offer to enter into a Sale Transaction in respect of the Targeted Solicitation. Thereafter, should the Company fail to enter into a Sale Transaction within twelve (12) months after the first day of the Open Negotiation Period (provided, that, such twelve-month period shall be extended if at the end of such twelve-month period the Company and the third-party purchaser have entered into a definitive agreement relating to a Sale Transaction and such parties are working in good faith to consummate such Sale Transaction, and provided, further, that such period shall be extended for so long as during such extended period the parties are working in good faith to consummate such Sale Transaction), or after the expiration of the five (5) day notice period if Finisar has elected not to deliver a Negotiation Notice, the Company must again give the Commencement Notice (as described in the Right of First Offer above) and Finisar shall again have the rights provided herein in respect of any subsequent decision(s) of the Board of Directors to effect a Targeted Solicitation relating to a Sale Transaction. If the parties enter into an LOI in connection with the process set out in this Section 3.3, it shall include (i) a reasonable break-up fee if the Company subsequently effects a Sale Transaction with any third party other than Finisar or a Finisar affiliate (other than as a result of Finisar’s inability to consummate a Sale Transaction or Finisar’s material breach of the definitive agreement relating to the Sale Transaction), and (ii) an exclusive negotiating or standstill period for that amount of time reasonably necessary to consummate the Sale Transaction with Finisar as set forth in the LOI. Nothing in this paragraph shall be deemed to compel the Company to accept and offer or effect a Sale Transaction with Finisar. For purposes of this Right of Negotiation, a “Targeted Solicitation” shall mean the act of soliciting, encouraging, pursuing or negotiating an offer from one (1) non-affiliated prospective third-party purchaser to effect a Sale Transaction, including without limitation, following receipt of a Sale Transaction proposal by such third party that the Board of Directors determines to pursue.

4.               Miscellaneous.

4.1        Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however, that the rights of entities affiliated with Sprout to designate directors shall be assignable, subject to approval of such transfer by the Company (which approval shall not be unreasonably withheld), in connection with a transfer of shares equal to or exceeding the Minimum Transfer Amount. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. For avoidance of doubt, a Major Investor may assign his rights under Section 2 (but only with all related obligations) to a transferee or assignee that, after such assignment or transfer, holds together with its affiliates (including for the avoidance of doubt the persons and entities listed in Section 1.10 (i), (ii), (iii) and (iv) above) at least the Minimum Transfer Amount. Without limiting the generality of the foregoing, the parties hereby confirm that Tapot LLC and SFM Domestic Investments LLC may each in the future assign its rights and obligations hereunder in connection with a transfer of certain of the shares of capital stock of the Company held by it to TowerBrook Capital Partners, L.P., to an affiliate of any of them, or to an affiliate of Soros Fund Management LLC (“Soros”), without implicating the rights of the Major Investors hereunder (including without limitation Section 2.5 hereof). In the event of such a transfer, such transferee shall have all of the rights and obligations of an Investor under this Agreement.

4.2        Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements entered into and to be performed entirely within Delaware.

4.3        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.4        Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.5        Notices. Any notice required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given to such party under this Agreement on the earliest of the following: (a) the date of personal delivery; (b) one (1) business day after transmission by facsimile or telecopier, addressed to the other party at its facsimile number or telecopier address, with confirmation of transmission; (c) one (1) business day after deposit with a return receipt express overnight courier for United States deliveries, or three (3) business days after such deposit for deliveries outside of the United States; or (d) three (3) business days after deposit in the United States mail by registered or certified mail (return receipt requested) for United States deliveries. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below such party’s signature on this Agreement hereto, or at such other address as such other party may designate by ten (10) days advance written notice to the other parties hereto. All notices for delivery outside the United States will be sent by facsimile or by express courier. Any notice given hereunder to more than one person will be deemed to have been given, for purposes of counting time periods hereunder, on the date effectively given to the last party required to be given such notice. Notices to the Company will be marked “Attention: Chief Executive Officer” with a copy to Company counsel.

4.6        Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.7        Remedies. The parties hereto shall have all remedies for breach of this Agreement available to them as provided by law or equity. Without limiting the generality of the foregoing, the parties agree that in addition to any other rights and remedies available at law or in equity, the parties shall be entitled to obtain specific performance of the obligations of each party to this Agreement and immediate injunctive relief and that, in the event any action or proceeding is brought in equity or to enforce the same, no party will argue, as a defense, that there is an adequate remedy at law.

4.8        Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof, including, without limitation, the Prior Agreement and any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the Company and any Prior Investor.

4.9        Amendments. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (a) the Company and (b) the holders of at least a majority of the Common Stock issued or issuable upon conversion of the Preferred Shares then outstanding; provided, however, that any amendment or waiver with respect to Section 3 shall require the written consent of Finisar. Notwithstanding the above, in the event that any such amendment or waiver by its terms adversely affects the obligations and/or rights of any Holder or group of Holders in a different manner than the other Holders, such amendment or waiver shall also require the written consent of such affected Holder (or at least a majority in interest of a group of such Holders similarly adversely affected). Any amendment or waiver effected in accordance with this Section 4.9 shall be binding upon all Holders, the Company and their respective successors and assigns. For the avoidance of any doubt, and without derogating from the generality of the foregoing, it is hereby acknowledged and agreed that amendments adversely affecting a Holder’s right(s) of appointment to the Board of Directors as set out in Section 2.6 may only be made, without such Holder’s consent, where such amendments are also applied universally, on a pro rata basis, with respect to the rights of appointment to the Board of Directors as held by all Holders.

4.10      Amendment of Prior Agreement. The Prior Agreement is hereby amended and restated in its entirety and shall be of no further force and effect.

4.11      Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

4.12      Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons (including for the avoidance of doubt the persons and entities listed in Section 1.10 (i), (ii), (iii) and (iv) above) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. For the avoidance of doubt, all shares of Registrable Securities held or acquired by Jerusalem Ventures Partners L.P. and all shares of Registrable Securities held or acquired by Jerusalem Ventures Partners (Israel) L.P. shall be aggregated together for all means and purposes, including for determination of the availability of any rights and for the calculation of any of such entities’ pro rata share. All shares of Registrable Securities held or acquired by Soros shall be aggregated together with the shares of Registrable Securities held or acquired by partners within or affiliates of Soros. All shares of Registrable Securities held or acquired by Sprout shall be aggregated together with the shares of Registrable Securities held or acquired by partners within or affiliates of Sprout. For the avoidance of doubt, all shares of Registrable Securities held or acquired by TL Ventures V L.P. and all shares of Registrable Securities held or acquired by TL Ventures V Interfund L.P. shall be aggregated together for all means and purposes, including for determination of the availability of any rights and for the calculation of any of such entities’ pro rata share. For the avoidance of doubt, all shares of Registrable Securities held or acquired by Nokia Venture Partners II, L.P. and all shares of Registrable Securities held or acquired by NVP II Affiliates Funds, L.P. shall be aggregated together for all means and purposes, including for determination of the availability of any rights and for the calculation of any of such entities’ pro rata share. For the avoidance of doubt, all shares of Registrable Securities held or acquired by Intel Capital Corporation and all shares of Registrable Securities held or acquired by Middlefield Ventures, Inc. shall be aggregated together for all means and purposes, including for determination of the availability of any rights and for the calculation of any of such entities’ pro rata share. Also, for the avoidance of doubt, all shares of Registrable Securities held or acquired by Semi Conductor Devices (“SCD”) and all shares of Registrable Securities held or acquired by the partners within SCD shall be aggregated together for all means and purposes, including for determination of the availability of any rights and for the calculation of any of such entities’ pro rata share.

4.13      Waiver of Notice and Right of First Offer by Prior Investors. In consideration of the benefits conferred upon the Company pursuant to the transactions contemplated by the Purchase Agreement, each Prior Investor hereby irrevocably waives its right of first offer to acquire Preferred Shares (and Common Stock issued or issuable upon conversion thereof), or rights to acquire Preferred Shares (and Common Stock issued or issuable upon conversion thereof), in connection with the Purchase Agreement, as such right is set forth in Section 2.5 of the Prior Agreement, together with any right to receive notice in connection with such issuances pursuant to such Section 2.5.

4.14      Recapitalization. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any shares of Preferred or Common Stock by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the Preferred Shares or any other change in capital structure of the Company, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

* * *

IN WITNESS WHEREOF, the parties have executed this 2011 Amended and Restated Investor Rights Agreement as of the date first above written.

CYOPTICS, INC.

By:	/s/ Ettore J. Coringrato
Name: Ettore J. Coringrato
Title: President and Chief Executive Officer
Address:	9999 Hamilton Blvd.
Breinigsville, PA 18031
Attention: Chief Executive Officer
E-mail: ecoringrato@cyoptics.com

With a copy to:

Goodwin Procter LLP
135 Commonwealth Drive
Menlo Park, CA 94025
Attention: Caine T. Moss

Signature Page to 2011 Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this 2011 Amended and Restated Investor Rights Agreement as of the date first above written.

JERUSALEM VENTURE PARTNERS III, L.P.

By: Jerusalem Partners III, L.P., its General partner

By: Jerusalem Venture Partners Corporation, its General Partner

By:	/s/ Erel Margalit
Name: Erel Margalit
Title: Officer

Address:	156 Fifth Avenue, Suite 410
New York, NY 10010

JERUSALEM VENTURE PARTNERS III (ISRAEL), L.P.

By: Jerusalem Ventures Partners III (Israel)
Management Company Ltd., its General Partner

By:	/s/ Erel Margalit
Name: Erel Margalit
Title: Officer

Address:	Hebron Road 24
Jerusalem, 93542, Israel

JERUSALEM VENTURE PARTNERS ENTREPRENEUR FUND III, L.P.

By: Jerusalem Partners III, L.P., its General Partner

By: Jerusalem Venture Partners Corporation, its General Partner

By:	/s/ Erel Margalit
Name: Erel Margalit
Title: Officer

Address:	156 Fifth Avenue, Suite 410 New York, NY 10010

Signature Page to 2011 Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this 2011 Amended and Restated Investor Rights Agreement as of the date first above written.

JERUSALEM VENTURE PARTNERS (ISRAEL), L.P.

By: J.V.P. Jerusalem Ventures Partners (Israel)
Management Ltd., its General Partner

By:	/s/ Erel Margalit
Name: Erel Margalit
Title: Officer

Address:	Hebron Road 24
Jerusalem, 93542, Israel

JERUSALEM VENTURE PARTNERS, L.P.

By: Jerusalem Partners, L.P., its General Partner

By: Jerusalem Venture Partners Corporation, its General Partner

By:	/s/ Erel Margalit
Name: Erel Margalit
Title: Officer

Address:	156 Fifth Avenue, Suite 410
New York, NY 10010

JVP III ANNEX FUND, L.P.

By: Jerusalem Annex Partners III, L.P., its General Partner

By: Jerusalem Venture Partners Corporation, its General Partner

By:	/s/ Erel Margalit
Name: Erel Margalit
Title: Officer

Address:	156 Fifth Avenue, Suite 410 New York, NY 10010

Signature Page to 2011 Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this 2011 Amended and Restated Investor Rights Agreement as of the date first above written.

JERUSALEM VENTURE PARTNERS IV, L.P.

By: Jerusalem Partners IV LP, its General Partner

By: JVP Corp IV, its General Partner

By:	/s/ Erel Margalit
Name: Erel Margalit
Title: Officer

Address:	156 Fifth Avenue, Suite 410
New York, NY 10010

Attention:	Erel Margalit
Facsimile:	(212) 213-1776

JERUSALEM VENTURE PARTNERS IV-A LP

By: Jerusalem Partners IV LP, its General Partner

By: JVP Corp IV, its General Partner

By:	/s/ Erel Margalit
Name: Erel Margalit
Title: Officer

Address:	156 Fifth Avenue, Suite 410
New York, NY 10010

Attention:	Erel Margalit
Facsimile:	(212) 213-1776

Signature Page to 2011 Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this 2011 Amended and Restated Investor Rights Agreement as of the date first above written.

JERUSALEM VENTURE PARTNERS IV (ISRAEL), L.P.

By: Jerusalem Partners IV — Venture Capital, L.P., its General Partner

By: JVP Corp IV, its General Partner

By:	/s/ Erel Margalit
Name: Erel Margalit
Title: Officer

Address:	Hebron Road 24
Jerusalem, 93542, Israel

Attention: Erel Margalit
Facsimile: +972 2 640 9001

JERUSALEM VENTURE PARTNERS ENTREPRENEURS FUND IV LP

By: Jerusalem Partners IV LP, its General Partner

By: JVP Corp IV, its General Partner

By:	/s/ Erel Margalit
Name: Erel Margalit
Title: Officer

Address:	156 Fifth Avenue, Suite 410
New York, NY 10010

Attention:	Erel Margalit
Facsimile:	(212) 213-1776

Signature Page to 2011 Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this 2011 Amended and Restated Investor Rights Agreement as of the date first above written.

JVP Opportunity Fund, L.P., For itself and as nominee for certain other entities

By: JP Opportunity Fund, L.P., its general partner

By: JVP Corp IV, its general partner

By:	/s/ Erel Margalit
Name: Erel Margalit
Title: Officer

Address:	24 Hebron Road
Jerusalem 93542
Israel

Signature Page to 2011 Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this 2011 Amended and Restated Investor Rights Agreement as of the date first above written.

TL VENTURES V L.P.

By: TL Ventures V Management L.P., its general partner
By: TL Ventures V LLC, its general partner

By:	/s/ Mark DeNino
	Name:	Mark DeNino
	Title:	Managing Director

Address:		Attn: Mark DeNino
700 Building
4335 Devon Park Drive
Wayne, PA 19087

TL VENTURES V INTERFUND L.P.

By: TL Ventures V LLC, its general partner

By:	/s/ Mark DeNino
	Name:	Mark DeNino
	Title:	Managing Director

Address:		Attn: Mark DeNino
700 Building
4335 Devon Park Drive
Wayne, PA 19087

Signature Page to 2011 Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this 2011 Amended and Restated Investor Rights Agreement as of the date first above written.

DLJ CAPITAL CORPORATION

/s/ Tracy M. Urquiaga
By:	Tracy M. Urquiaga
Its:	Vice President

Address:	Eleven Madison Avenue, 13th Fir
New York, NY 10010-3629

SPROUT CAPITAL VIII, L.P.
By:	DLJ Capital Corporation
Its:	Managing General Partner

/s/ Tracy M. Urquiaga
By:	Tracy M. Urquiaga
Its:	Vice President

Address:	Eleven Madison Avenue, 13th Fir
New York, NY 10010-3629

SPROUT VENTURE CAPITAL, L.P.
By:	DLJ Capital Corporation
Its:	~al Partner

/s/ Tracy M. Urquiaga
By:	Tracy M. Urquiaga
Its:	Vice President

Address:	Eleven Madison Avenue, 13th Fir
New York, NY 10010-3629

DLJ ESC II, L.P.
By:	DLJLBO Plans Management Corporation
Its:	General Partner

/s/ Tracy M. Urquiaga
By:	Tracy M. Urquiaga
Its:	Attorney in Fact

Address:	Eleven Madison Avenue, 13th Fir
New York, NY 10010-3629

Signature Page to 2011 Amended and Restated Investor Rights Agreement

TN WlTNESS WHEREOF, the parties have executed this 2011 Amended and Restated Investor Rights Agreement as of the date first above written.

CYOPTlCS I L.L.C.
By:	Sprout Capital VIII, L.P.
Title:	Member
By:	DLJ Capital Corp.
Title:	M~g General Partner

By:	/s/ Tracy M. Urquiaga
Name:	Tracy M. Urquiaga
Its:	Vice President

Address:	Eleven Madison Avenue, 13th Fir
New York, NY 10010-3629

CYOPTICS II L.L.c.
By:	DLJ ESC II, L.P.
Title:	Member
By:	DLJ LBO Plans Management Corporation
Title:	G~artner

By:	/s/ Tracy M. Urquiaga
Name:	Tracy M. Urquiaga
Title:	Attorney in Fact

Address:	Eleven Madison Avenue, 13th Fir
New York, NY 10010-3629

Signature Page to 2011 Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this 2011 Amended and Restated Investor Rights Agreement as of the date first above written.

TAPOT LLC

By:	/s/ Jay A. Schoenfarber

Name:	Jay A. Schoenfarber

Title:	Attorney-in-Fact

Address:	Soros Fund Management LLC
888 Seventh Avenue, Suite 3300
New York, NY 10106

SFM DOMESTIC INVESTMENTS LLC

By:	/s/ Jay A. Schoenfarber

Name:	Jay A. Schoenfarber

Title:	Attorney-in-Fact

Address:	Soros Fund Management LLC
888 Seventh Avenue, Suite 3300
New York, NY 10106

Signature Page to 2011 Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this 2011 Amended and Restated Investor Rights Agreement as of the date first above written.

SEMI CONDUCTOR DEVICES

By:	/s/ Baruck Glick Roni Mansur

Name:	Baruck Glick Roni Mansur

Title:	CEO CFO

Address:	Attn: Roni Mansur or Baruck Glick
P.O. Box 2250
Haifa 31021,
Israel

Signature Page to 2011 Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this 2011 Amended and Restated Investor Rights Agreement as of the date first above written.

PIRELLI & C. S.p.A.

By:	/s/ Francesco Tanzi
Name:	Francesco Tanzi
Title:	Finance Director

Address:	via Piero E Alberto Pirelli 25,
20126 Milano - Italy

Signature Page to 2011 Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this 2011 Amended and Restated Investor Rights Agreement as of the date first above written.

MORGENTHALER PARTNERS VI, L.P.

Morgenthaler Management Partners VI, LLC, its managing partner

By:	/s/ Theodore A. Laufik

Name:

Title:

Address:	50 Public Square
Suite 2700
Terminal Tower
Cleveland, OH 44113
Fascimile: (650) 388-7601

Signature Page to 2011 Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this 2011 Amended and Restated Investor Rights Agreement as of the date first above written.

BIRCHMERE VENTURES III L.P.

By:	BV3 Management, LP,
its general partner

By:	BV3 LLC,
its Managing Member

	By:	/s/ Sean D.S. Sebastian
	Name:	Sean D.S. Sebastian
	Title:	Managing Member

Address:		12 Federal Street, Suite 201
Pittsburgh, PA 15212

Signature Page to 2011 Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this 2011 Amended and Restated Investor Rights Agreement as of the date first above written.

NOKIA VENTURE PARTNERS II, L.P.

By:	N.V.P. II SP, L.P.
Its:	General Partner
By:	N.V.P. II, L.L.C.
Its General Partner

By:	/s/ Andrew Thornborrow
Name:	Andrew Thornborrow
Title:	Attorney-in-Fact

Address:	Attn: Sujit Banerjee
545 Middlefield Road
Suite 210
Menlo Park, CA 94025

NVP II AFFILIATES FUNDS, L.P.

By:	N.V.P. II SP, L.P.
Its:	General Partner
By:	N.V.P. II, L.L.C.
Its:	General Partner

By:	/s/ Andrew Thornborrow
Name:	Andrew Thornborrow
Title:	Attorney-in-Fact

Address:	Attn: Sujit Banerjee
545 Middlefield Road
Suite 210
Menlo Park, CA 94025

Signature Page to 2011 Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this 2011 Amended and Restated Investor Rights Agreement as of the date first above written.

EUROFUND 2000 (NON-ISRAELI) L.P.

By:	/s/ Aharon Beth-Halachmi
Name:	Aharon Beth-Halachmi
Title:	Managing Partner

Address:	Attn: Aharon Beth-Halachmi
99 Hayarkon Street
Tel Aviv, 63432
Israel

EUROFUND 2000 (ISRAELI) L.P.

By:	/s/ Aharon Beth-Halachmi
Name:	Aharon Beth-Halachmi
Title:	Managing Partner
Address:	Attn: Aharon Beth-Halachmi
99 Hayarkon Street
Tel Aviv, 63432
Israel

Signature Page to 2011 Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this 2011 Amended and Restated Investor Rights Agreement as of the date first above written.

EPHRAIM ABRAMSON

By:	/s/ Ephraim Abramson

Name:

Title:

Address:

Signature Page to 2011 Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this 2011 Amended and Restated Investor Rights Agreement as of the date first above written.

GARY WEBER

By:	/s/ Gary Weber

Name:	Gary Weber

Title:	Investor

Address:

Signature Page to 2011 Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this 2011 Amended and Restated Investor Rights Agreement as of the date first above written.

M. FIRON TRUST COMPANY LTD.

By:	F.E. Capital Management Ltd. by proxy

By:	/s/ Dov Ninveh Tzvi Kernev

Name:	Dov Ninveh Tzvi Kernev

Title:

Address:	Hayarkon 99

Tel-Aviv

Israel.

Signature Page to 2011 Amended and Restated Investor Rights Agreement

Schedule A

Investors

DLJ Capital Corp.

DLJ ESC II, L.P.

CyOptics II LLC

CyOptics I LLC

Sprout Venture Capital, L.P.

Sprout Capital VIII, L.P.

Tapot LLC

SFM Domestic Investments LLC

Jerusalem Venture Partners, L.P.

Jerusalem Venture Partners (Israel), L.P.

Jerusalem Venture Partners III, LP

Jerusalem Venture Partners Entrepreneur Fund III, L.P.

Jerusalem Venture Partners III (Israel), L.P.

JVP III Annex Fund, L.P.

Jerusalem Venture Partners IV, L.P.

Jerusalem Venture Partners IV-A, L.P.

Jerusalem Venture Partners IV (Israel), L.P.

Jerusalem Venture Partners Entrepreneurs Fund IV, L.P.

JVP Opportunity Fund, L.P.

EuroFund 2000 (Non-Israeli) L.P.

EuroFund 2000 (Israeli) L.P.

M. Firon Trust Company Ltd.

Finisar Corporation

TriQuint Semiconductor, Inc.

Dan Sheinbein

Deal Revocable Trust U/A DTD 10/06/98

Conrad Leifur

CIV LLC

Lior Bregman

Birchmere Ventures III LP

M.R.Com Holdings S.A.

FinaFund I, L.P.

Intel Capital Corporation

TL Ventures V L.P.

TL Ventures V Interfund L.P.

Nokia Venture Partners II, L.P.

NVP II Affiliates Funds, L.P.

Middlefield Ventures, Inc

Pirelli & C. S.p.A.

Mark Copman

Ephraim Abramson

Semi Conductor Devices

Andrew Kaye

Ventech Leasing and Lending

Innovacom

WS Investment Company, LLC (2004D)

WS Investment Company, LLC (2004A)

WS Investment Company, LLC (2007A)

Morgenthaler Partners VI, L.P.

Michael Cyrus

Gary Weber

Joseph Shmulovich

Schedule A-1

Holders

Cisco Systems, Inc.

Vitesse Venture Fund, L.P.

Intel Atlantic, Inc.

FCPR Ventech

Ephraim Abramson & Co.

Brobeck, Phleger & Harrison LLP

Farrokh Billimoria

Maximilian Schuetz

WIT SOUNDVIEW PHOTONICS FUND 2000, LLC

Nikos Theodosopoulos

Charles and Grace Willhoit Family Trust Dated 4/19/02

Paul Silverstein

Jonathan Art

Greg Geiling

Artesian Trust

Pirelli & C. S.p.A.

Tulchinsky-Stern Properties Ltd.

Tulchinsky-Stern Properties (1996) Ltd.

WS Investment Company 2000B

Jeffrey D. Saper and Vivian E. Saper Trust UA 03-14-85, FBO Family Trust

Caine Moss

Anjani Ragade

WS Investment Company, LLC

WS Investment Company 99B

WS Investment Company 2000

WS Investment Company 2000B

Joseph Wolf

Neil J. Rappaport & Susan J. Rappaport Trustees of the Rappaport Trust dated March 31, 1997

Rappaport Venture Partners, LLC.

Jeff Lipton

Rick Schaeffer

Jim Jungjohann

SiWave Management and Business Development Ltd.

Vitesse Venture Fund, L.P.

LRFA, LLC

CENiX, Inc.

Schedule B

Strategic Investors

Finisar Corporation

TriQuint Semiconductor, Inc.

Intel Capital Corporation

Middlefield Ventures, Inc